EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
FIRST QUARTER OF FISCAL 2009

BOISE, Idaho, December 23, 2008 – Micron Technology, Inc., (NYSE: MU) today announced results of operations for the company’s first quarter of fiscal 2009, which ended December 4, 2008. For the first quarter of fiscal 2009, the company posted a net loss of $706 million, or $0.91 per diluted share, on net sales of $1.4 billion. These results reflect a non-cash charge to cost of goods sold of $369 million to write down the value of work in process and finished goods inventories of memory products to their estimated market values and a benefit of $157 million from first quarter sales of products that were subject to previous write-downs. In the first quarter of fiscal 2009, the company generated $359 million in cash flow from operating activities and ended the quarter with cash and investments of $1.0 billion.

Sales of the company’s memory products in the first quarter of fiscal 2009 decreased 4 percent compared to the preceding quarter as a result of significant decreases in market selling prices for the company’s products, partially offset by a higher sales volume. The company’s sales measured in gigabits increased 35 percent and 40 percent for DRAM and NAND Flash products, respectively. The sales volume, which outpaced production during the first quarter, resulted in a 15 percent decrease in gigabits of the company’s finished goods inventories during the quarter. Average selling prices for the company’s memory products decreased 34 percent and 24 percent for DRAM and NAND Flash products, respectively.

The company’s reported gross margin decreased in the first quarter compared to the preceding quarter as decreases in per gigabit average selling prices for memory products outpaced decreases in cost. Comparing the first quarter to the fourth quarter of fiscal 2008, absent the effects of the first quarter and prior period inventory write-downs, per gigabit costs decreased 12 percent and 14 percent for DRAM and NAND Flash products, respectively.

The company’s cost-cutting and restructuring activities have yielded reductions in operating costs in nearly all areas and contributed to the company’s cash flow from operating activities in the first quarter.

Sales of CMOS image sensors in the first quarter of fiscal 2009 were relatively stable compared to the preceding quarter. The company’s gross margin on sales of Imaging products also remained stable compared to the fourth quarter, reflecting a slight decrease in costs per part.

The company will host a conference call today at 2:30 p.m. MST to discuss its financial results. The call, audio and slides will be available online at www.micron.com. A webcast replay will be available on the company’s web site until Dec. 23, 2009. A taped audio replay of the conference call will also be available at (706) 645-9291 (conference number: 76127953) beginning at 5:30 p.m. MST today and continuing until 5:30 p.m. MST on Dec. 30, 2008.

Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAM, NAND flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking and mobile products. Micron's common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(Amounts in millions except per share data)

	1st Qtr.	4th Qtr.	1st Qtr.
	Dec. 4,	Aug. 28,	Nov. 29,
	2008	2008	2007

Net sales	$1,402	$1,449	$1,535
Cost of goods sold (1)	1,851	1,514	1,530
Gross margin	(449)	(65)	5
Selling, general and administrative	102	107	112
Research and development	178	167	163
Restructure (2)	(66)	4	13
Other operating (income) expense, net (3)	9	(5)	(23)
Operating loss	(672)	(338)	(260)
Interest income (expense), net	(20)	(9)	9
Other non-operating income (expense), net	(14)	(6)	(1)
Income tax provision (4)	(13)	(2)	(7)
Noncontrolling interests in net (income) loss	13	11	(3)
Net loss	$(706)	$(344)	$(262)
Earnings (loss) per share:
Basic	$(0.91)	$(0.45)	$(0.34)
Diluted	(0.91)	(0.45)	(0.34)

Number of shares used in per share calculations:
Basic	773.3	772.9	771.9
Diluted	773.3	772.9	771.9

Reconciliation of GAAP to Non-GAAP Financial Measures (5)

Gross margin:
On a GAAP basis	$(449)	$(65)	$5
Period-end inventory write-down	369	205	62
Estimated net effect of previous write-downs	(157)	(13)	(14)
NAND Flash memory price adjustments	--	(70)	--
On a non-GAAP basis	$(237)	$57	$53

Net loss:
On a GAAP basis	$(706)	$(344)	$(262)
Period-end inventory write-down	369	205	62
Estimated net effect of previous write-downs	(157)	(13)	(14)
Restructure	(66)	4	13
NAND Flash memory price adjustments	--	(70)	--
On a non-GAAP basis	$(560)	$(218)	$(201)

Diluted earnings (loss) per share:
On a GAAP basis	$(0.91)	$(0.45)	$(0.34)
Inventory write-downs	0.48	0.27	0.08
Estimated net effect of previous write-downs	(0.20)	(0.02)	(0.02)
Restructure	(0.09)	0.01	0.02
NAND Flash memory price adjustments	--	(0.09)	--
On a non-GAAP basis	$(0.72)	$(0.28)	$(0.26)

CONSOLIDATED FINANCIAL SUMMARY, Continued

	As of
	Dec. 4,	Aug. 28,
	2008	2008
Cash and short-term investments	$1,028	$1,362
Receivables	1,031	1,032
Inventories (1)	883	1,291
Total current assets	3,037	3,779
Property, plant and equipment, net	8,460	8,811
Total assets (6)	12,676	13,430

Accounts payable and accrued expenses	943	1,111
Current portion of long-term debt	343	275
Total current liabilities	1,635	1,598
Long-term debt	2,523	2,451
Noncontrolling interests in subsidiaries	2,702	2,865
Total shareholders’ equity	5,484	6,178

	Quarter Ended
	Dec. 4,	Nov. 29,
	2008	2007
Net cash provided by operating activities	$359	$276
Net cash used for investing activities	(489)	(406)
Net cash provided by financing activities	(88)	(182)

Depreciation and amortization	594	504
Expenditures for property, plant and equipment	(270)	(765)
Net cash received from (paid to) noncontrolling interests	(150)	150
Payments on equipment purchase contracts	(64)	(122)

Noncash equipment acquisitions on contracts payable and capital leases	153	152

The company’s first quarter of fiscal 2009 included 14 weeks while the company’s fourth quarter and first quarter of fiscal 2008 each included 13 weeks.

(1)
The results for the first quarter of fiscal 2009 and the fourth and first quarters of fiscal 2008 include charges of $369 million, $205 million and $62 million, respectively, to write down the carrying value of work in process and finished goods inventories of memory products to their estimated market values. In addition, cost of goods sold in the fourth quarter of fiscal 2008 includes the effect of price adjustments for NAND products purchased from other suppliers in prior periods.

(2)
In the first quarter of fiscal 2009, in response to a challenging global environment for technology products, the company announced a restructuring of its memory operations. As part of the restructure, IM Flash Technologies (“IMFT”), a joint venture between the company and Intel Corporation (“Intel”), terminated its agreement with the company to supply NAND flash memory from the company’s Boise facility, reducing IMFT’s NAND Flash production by approximately 35,000 200mm wafers per month. In addition, as part of the restructuring, the company plans to reduce its global workforce by approximately 15 percent through 2010. Through the end of the first quarter of fiscal

2009, approximately one half of these global workforce reductions occurred, the majority of which were effected through a voluntary program.

As a result of the these actions, the company recorded a net $66 million credit to restructure in the first quarter of fiscal 2009, attributable to the company’s memory segment, including an aggregate credit of $88 million related to the termination of the NAND Flash supply agreement net of related equipment losses and costs of $22 million for severance and other employee-related items.

(3)
Other operating (income) expense for the first quarter of fiscal 2009 includes losses of $14 million on disposals of semiconductor equipment. Other operating (income) expense for the first quarter of fiscal 2008 includes $38 million in receipts from the U.S. government in connection with anti-dumping tariffs, losses of $27 million from changes in currency exchange rates and gains of $10 million on disposals of semiconductor equipment.

(4)
Income taxes for fiscal 2009 and 2008 primarily reflect taxes on the company’s non-U.S. operations and U.S. alternative minimum tax. The company has a valuation allowance for its net deferred tax asset associated with its U.S. operations. Tax attributable to U.S. operations in fiscal 2009 and 2008 were substantially offset by changes in the valuation allowance.

(5)
To supplement its consolidated financial statements presented on a GAAP basis, the company uses non-GAAP measures of gross margin, net income and earnings per share, which are adjusted to exclude inventory write-downs, restructure charges and price adjustments for NAND products purchased from other suppliers in prior periods. Management does not consider these charges in evaluating the core operational activities of the company. In addition, management believes these non-GAAP measures are useful to investors in enabling them to better assess changes in the company’s operating results across different time periods. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The non-GAAP financial measures presented by the company may be different than the non-GAAP financial measures presented by other companies.

(6)
In the first quarter of fiscal 2009, the company acquired from Qimonda AG (“Qimonda”) and its affiliates approximately 35.6% of the outstanding common stock of Inotera Memories, Inc. (“Inotera”) in a series of transactions for approximately $400 million.

In connection with the acquisition, the company entered into a loan agreement with Nan Ya Plastics Corporation (“NPC”), pursuant to which NPC made a loan to the company in the principal amount of $200 million, the proceeds of which were used to pay for a portion of the purchase price of the shares in Inotera. In addition, the company entered into a loan agreement with Inotera, pursuant to which Inotera made a loan to the company in the principal amount of $85 million, the proceeds of which are to be used for general corporate purposes. The loans were recorded at their fair values and reflect an aggregate discount of $31 million from their face amounts. The discount was reflected as a reduction in the basis of the company’s investment in Inotera.

As a result of the above transactions, the carrying value of the company’s investment in Inotera is $378 million, which includes $10 million of costs and other fees incurred in connection with the transactions.